Black Hills Corp. Reports Second Quarter 2021 Results and Reaffirms Guidance

RAPID CITY, S.D. — Aug. 3, 2021 — Black Hills Corp. (NYSE: BKH) today announced financial results for the second quarter of 2021. Net income and Net income, as adjusted (non-GAAP) for the second quarter and first six months of 2021 compared to the second quarter and first six months of 2020 were:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
(in millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
GAAP:
Net income	$25.2	$0.40	$21.0	$0.33	$121.5	$1.93	$114.1	$1.83

Non-GAAP:
Net income, as adjusted *	$25.2	$0.40	$21.0	$0.33	$121.5	$1.93	$119.4	$1.92
* A schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

“I'm pleased with our strong earnings growth and operational performance for the quarter, including progress on our regulatory initiatives and long-term electric resource planning,” said Linn Evans, president and CEO of Black Hills Corp. “Financial results were driven primarily by new rates and rider recovery on investments to serve customers. We also made progress on our cost management and cash conservation efforts to mitigate the first quarter financial impacts from Winter Storm Uri.

“We are excited about our opportunities ahead. We expect to invest more than $3 billion for our customers through 2025. In addition, we are aggressively pursuing incremental growth opportunities and supporting the strong economic and population growth we continue to see in our service territories. Our electric integrated resource plan for South Dakota and Wyoming exemplifies our customer-focused approach in cost-effectively serving growing demand over the next two decades while maintaining strong system resiliency. We continue to develop our electric transmission strategy, plan for new renewable generation and battery storage, and execute our pipeline replacement program. Through these efforts, we expect to deliver long-term value for our shareholders and achieve our sustainability goals while ensuring reliability for customers,” concluded Evans.

SECOND QUARTER 2021 HIGHLIGHTS AND UPDATES

Electric Utilities

•On July 28, Wyoming Electric set a new all-time peak load of 274 megawatts, surpassing the previous peak of 271 megawatts set in July 2020.

•On July 27, South Dakota Electric set a new all-time peak load of 397 megawatts, surpassing the previous peak of 378 megawatts set in August 2020.

•On June 30, South Dakota Electric and Wyoming Electric submitted an integrated resource plan to the South Dakota Public Utilities Commission and Wyoming Public Service Commission. The plan outlines a range of options for the two electric utilities over a 20-year planning horizon to meet long-term forecasted energy needs while strengthening reliability and resiliency of the grid. The analysis focused on the least-cost resource needs to best meet customers’ future peak energy needs while maintaining system flexibility and achieving the company’s generation emissions reduction goals. The plan’s preferred options for the near-term planning period through 2026 propose the addition of 100 megawatts of renewable generation, the conversion of Neil Simpson II to natural gas in 2025 and consideration of up to 20 megawatts of battery storage.

Gas Utilities

•On July 6, Colorado Gas received approval from the Colorado Public Utilities Commission for a system safety and integrity rider to recover safety and integrity focused investments in its system for three years. The return on investments will be the current weighted-average cost of long-term debt.

•On June 1, Colorado Gas filed a rate review application with the Colorado Public Utilities Commission seeking recovery of significant infrastructure investments in its 7,000-mile natural gas pipeline system. The rate review requests $14.6 million in new annual revenue with a capital structure of 50% equity and 50% debt and a return on equity of 9.95%. The request seeks to implement new rates in the first quarter of 2022.

•On June 1, Iowa Gas filed a rate review application with the Iowa Utilities Board seeking recovery of significant infrastructure investments in its 5,000-mile natural gas pipeline system. Additionally, Iowa Gas is seeking to implement a five-year system safety and integrity rider that would recover safety and integrity focused investments. The rate review requests shifting $2.2 million of rider revenue to base rates and will generate $8.3 million in new annual revenue with a capital structure of 50% equity and 50% debt and a return on equity of 10.15%. Iowa law allows implementation of interim rates 10 days after filing a rate review and Iowa Gas implemented interim rates effective on June 11, 2021, which are subject to refund. The request seeks to finalize rates in the first quarter of 2022.

•On May 7, Kansas Gas filed a rate review and rider renewal application with the Kansas Corporation Commission seeking recovery of significant infrastructure investments in its 4,600-mile natural gas pipeline system. Kansas Gas is also seeking renewal of its safety and integrity rider. The rate review requests shifting $4.9 million of rider revenue to base rates and will generate $5.3 million in new annual revenue with a capital structure of 50% equity and 50% debt and a return on equity of 10.15%. The request seeks to implement new rates in the first quarter of 2022.

Winter Storm Uri Impacts and Incremental Cost Recovery

•In the first quarter, Black Hills recorded $559 million of incremental energy costs from Winter Storm Uri to a regulatory asset. During the second quarter, the company submitted cost recovery applications in state jurisdictions seeking to recover $546 million and is also seeking recovery of $13 million through existing regulatory mechanisms. Nebraska Gas and South Dakota Electric received commission approval of their recovery applications. Additionally, Arkansas Gas and Iowa Gas received approvals for interim recovery.

Corporate

•On July 26, Black Hills’ board of directors approved a quarterly dividend of $0.565 per share payable on Sept. 1, 2021, to shareholders of record at the close of business on Aug. 18, 2021.

•On July 19, Black Hills amended and restated its revolving credit facility with similar terms as the former facility, maintaining total commitments of $750 million and extending the term through July 19, 2026.

•During the second quarter, Black Hills issued 0.6 million shares of new common stock for net proceeds of $40 million under its at-the-market equity offering program.

2021 EARNINGS GUIDANCE REAFFIRMED

Black Hills is reaffirming its guidance for 2021 earnings per share available for common stock in the range of $3.80 to $4.00, based on the following assumptions as provided on May 3:

•Normal weather conditions within our utility service territories, including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Completion of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $647 million in 2021
•Equity issuance of $100 million to $120 million through the at-the-market equity offering program in 2021;
•No material net impact from COVID-19; and
•Constructive regulatory outcomes related to recovery of incremental Winter Storm Uri costs.

2022 EARNINGS GUIDANCE REAFFIRMED

Black Hills is reaffirming its guidance for 2022 earnings per share available for common stock in a range of $3.95 to $4.15, based on the following assumptions as provided on May 3:

•Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Completion of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Adjusted contract price for Wygen I power purchase agreement beginning Jan. 1, 2022;
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $647 million in 2021 and $600 million in 2022; and
•Equity issuance of $100 million to $120 million in 2021 and $60 million to $80 million in 2022 through the at-the-market equity offering program; and
•Constructive regulatory outcomes related to recovery of incremental Winter Storm Uri costs.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in millions)
Adjusted operating income (a):
Electric Utilities (b)	$35.6	$34.0	$57.4	$69.6
Gas Utilities (b)	20.0	18.2	122.1	121.1
Power Generation	8.3	11.4	22.5	22.8
Mining	3.6	3.4	6.9	6.5
Corporate and Other	(0.2)	—	(3.3)	0.1
Operating income	67.3	66.9	205.6	220.1

Interest expense, net	(38.2)	(35.5)	(75.8)	(71.0)
Impairment of investment	—	—	—	(6.9)
Other income (expense), net	(0.2)	(1.9)	0.1	0.5
Income tax benefit (expense) (b)	(0.6)	(4.8)	(1.1)	(20.8)
Net income	28.3	24.7	128.8	121.9
Net income attributable to noncontrolling interest	(3.1)	(3.7)	(7.3)	(7.8)
Net income available for common stock	$25.2	$21.0	$121.5	$114.1
_____________________
(a)    Adjusted operating income removes the impacts of finance lease accounting relating to the 20-year PPA between Black Hills Colorado IPP and Colorado Electric for the Electric Utilities and Power Generation segments and Corporate and Other. This presentation of segment information does not impact consolidated financial results.
(b)    In the second quarter of 2021, Colorado Electric and Nebraska Gas delivered $0.9 million and $2.9 million, respectively, of TCJA-related bill credits to customers. In the first quarter of 2021, Colorado Electric delivered $9.3 million of TCJA-related bill credits to customers. These Colorado Electric and Nebraska Gas bill credits, which resulted in a reduction in revenue, were offset by a reduction in income tax expense and resulted in a minimal impact to Net income for the three and six months ended June 30, 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Weighted average common shares outstanding (in thousands):
Basic	62,867	62,573	62,751	62,175
Diluted	62,918	62,617	62,817	62,230

Earnings per share:
Earnings Per Share, Basic	$0.40	$0.34	$1.94	$1.84
Earnings Per Share, Diluted	$0.40	$0.33	$1.93	$1.83

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Wednesday, Aug. 4, 2021, to discuss financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 9836305 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

USE OF NON-GAAP FINANCIAL MEASURES

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income available for common stock, as adjusted, is defined as Net income, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2021		2020		2021		2020
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income available for common stock (GAAP)	$25.2	$0.40	$21.0	$0.33	$121.5	$1.93	$114.1	$1.83
Adjustments:
Impairment of investment	—	—	—	—	—	—	6.9	0.11
Total adjustments	—	—	—	—	—	—	6.9	0.11

Tax on Adjustments:
Impairment of investment	—	—	—	—	—	—	(1.6)	(0.03)
Total tax on adjustments	—	—	—	—	—	—	(1.6)	(0.03)

Rounding			—	—			—	0.01
Adjustments, net of tax	—	—	—	—	—	—	5.3	0.09

Net income available for common stock, as adjusted (non-GAAP)	$25.2	$0.40	$21.0	$0.33	$121.5	$1.93	$119.4	$1.92

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three and six months ended June 30, 2021, compared to the three and six months ended June 30, 2020, are discussed below.

The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Certain industries in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and six months ended June 30, 2021 and 2020 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Gross margin (non-GAAP)	$109.7	$104.1	$5.6	$205.0	$213.8	$(8.8)

Operations and maintenance	49.0	47.0	2.0	97.5	97.5	—
Depreciation and amortization	25.2	23.1	2.1	50.1	46.7	3.4
Adjusted operating income	$35.6	$34.0	$1.6	$57.4	$69.6	$(12.2)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2021	2020	2021	2020
Quantities Sold (MWh):
Retail Sales	1,318,182	1,292,219	2,658,656	2,656,708
Contract Wholesale	129,763	87,253	286,758	219,031
Off-system/Power Marketing Wholesale	188,607	136,311	316,190	302,096
Total energy sold	1,636,552	1,515,783	3,261,604	3,177,835

Contracted generated facilities availability by fuel type:
Coal	85.4%	94.1%	84.6%	92.5%
Natural Gas and diesel oil	97.2%	78.3%	92.4%	80.9%
Wind	96.4%	98.1%	94.9%	98.6%
Total availability	93.4%	85.0%	90.3%	86.0%

Wind capacity factor	36.9%	39.0%	40.0%	42.3%

Second Quarter 2021 Compared with Second Quarter 2020

Gross margin increased as a result of:

(in millions)
Rider recovery	2.7
Winter Storm Uri impacts (a)	2.4
Wholesale, Power Marketing and Tech Services	2.2
Prior year COVID-19 impacts	1.5
Residential customer growth	0.4
Mark-to-market on wholesale energy contracts (b)	(3.4)
TCJA-related bill credits (c)	(0.9)
Weather	(0.7)
Other	1.3
Total change in Gross margin (non-GAAP)	$5.5
________________
(a)    In the first quarter of 2021, our Electric Utilities accrued $3.2 million of negative impacts to our regulated wholesale power margins due to the higher fuel costs from Winter Storm Uri. Through regulatory actions in the second quarter of 2021, our Electric Utilities were able to reduce $2.4 million of that negative impact.
(b)    Mark-to-market losses of $3.6 million for the three months ended June 30, 2021 will reverse in the second half of 2021 as these fixed price wholesale energy contracts are settled.
(c)    In April 2021, Colorado Electric delivered TCJA-related bill credits to its customers. These bill credits were offset by a reduction in income tax expense and resulted in a minimal impact to Net Income.

Operations and maintenance expense increased primarily due to higher maintenance costs related to planned and unplanned outages at the Gillette, Wyoming energy complex and higher operating expenses associated with the Corriedale wind facility which was placed in service November 30, 2020.

Depreciation and amortization increased primarily due to a higher asset base driven by prior and current year capital expenditures.

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Gross margin (non-GAAP)	$122.9	$116.5	$6.4	$332.4	$321.9	$10.5

Operations and maintenance	77.3	72.4	4.9	159.5	149.7	9.8
Depreciation and amortization	25.7	25.9	(0.2)	50.9	51.1	(0.2)
Adjusted operating income	$20.0	$18.2	$1.8	$122.1	$121.1	$1.0

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2021	2020	2021	2020
Quantities Sold and Transported (Dth):
Total gas sales	14,406,654	14,503,917	59,686,002	56,630,567
Total transport and transmission volumes	34,074,214	30,243,501	79,388,652	75,299,008

Second Quarter 2021 Compared with Second Quarter 2020

Gross margin increased as a result of:

(in millions)
New rates	$5.5
Mark-to-market on non-utility natural gas commodity contracts	1.6
Prior year COVID-19 impacts	0.9
Weather	0.1
TCJA-related bill credits (a)	(2.9)
Other	1.2
Total increase in Gross margin (non-GAAP)	$6.4
____________________
(a)     In June 2021, Nebraska Gas delivered TCJA-related bill credits to its customers. These bill credits were offset by a reduction in income tax expense and resulted in a minimal impact to Net Income.

Operations and maintenance expense increased due to $4.4 million of higher employee costs and outside services driven by higher headcount and higher stock compensation expense related to market performance, $1.6 million of increased facilities and office expenses, and $1.0 million of increased property taxes due to a higher asset base partially offset by $3.2 million of decreased bad debt expense associated with lower expected credit losses. Other expenses, none of which were individually significant, comprised the remainder of the difference when compared with the same period in the prior year.

Depreciation and amortization was comparable to the same period in the prior year due to lower depreciation rates approved in the Nebraska Gas and Colorado Gas rate reviews mostly offset by increased depreciation due to a higher asset base driven by prior and current year capital expenditures.

Power Generation

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Revenue	$25.3	$26.1	$(0.8)	$54.5	$52.1	$2.4

Fuel expense	2.6	2.1	0.5	5.3	4.4	0.9
Operations and maintenance	9.3	7.4	1.9	16.7	14.3	2.4
Depreciation and amortization	5.2	5.3	(0.1)	10.0	10.6	(0.6)
Adjusted operating income	$8.3	$11.4	$(3.1)	$22.5	$22.8	$(0.3)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2021	2020	2021	2020
Contracted generating facilities availability by fuel type:
Coal	89.3%	98.2%	93.1%	93.7%
Natural gas	87.6%	99.7%	93.1%	99.6%
Wind	97.2%	93.1%	95.7%	94.0%
Total availability	91.4%	97.0%	94.1%	96.6%

Wind capacity factor	26.5%	27.5%	27.7%	28.9%

Second Quarter 2021 Compared with Second Quarter 2020

The decrease in current year operating income was primarily driven by a current year planned outage at Pueblo Airport Generating Station and the timing of current year and prior year planned outages at the Gillette, Wyoming energy complex.

Mining

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Revenue	$14.4	$15.4	$(1.0)	$29.1	$30.6	$(1.5)

Operations and maintenance	8.4	9.7	(1.3)	17.6	19.6	(2.0)
Depreciation, depletion and amortization	2.4	2.3	0.1	4.6	4.6	—
Adjusted operating income	3.6	3.4	0.2	$6.9	$6.5	$0.4

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2021	2020	2021	2020
	(in thousands)
Tons of coal sold	856	972	1,731	1,868
Cubic yards of overburden moved	1,609	2,211	3,431	4,478

Revenue per ton	$16.18	$15.27	$16.14	$15.66

Second Quarter 2021 Compared with Second Quarter 2020

Current year revenue decreased due to fewer tons sold driven primarily by planned and unplanned outages at the Gillette, Wyoming energy complex. Operating expenses decreased primarily due to lower overburden costs, royalties and production taxes on decreased revenues.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Adjusted operating income (loss)	$(0.2)	$—	$(0.2)	$(3.3)	$0.1	$(3.4)

Second Quarter 2021 Compared with Second Quarter 2020

Adjusted operating income was comparable to the same period in the prior year.

Consolidated Interest Expense, Impairment of Investment, Other Income (Expense) and Income Tax Benefit (Expense)

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Interest expense, net	$(38.2)	$(35.5)	$(2.7)	$(75.8)	$(71.0)	$(4.8)
Impairment of investment	—	—	—	—	(6.9)	6.9
Other income (expense), net	(0.2)	(1.9)	1.7	0.1	0.5	(0.4)
Income tax benefit (expense)	(0.6)	(4.8)	4.2	(1.1)	(20.8)	19.7

Second Quarter 2021 Compared with Second Quarter 2020

Interest Expense

The increase in Interest expense, net was due to higher debt balances driven by the February 2021 term loan and the June 2020 senior unsecured notes partially offset by lower interest rates.

Other Income (Expense)

The decrease in Other (expense) was primarily due to lower non-service pension costs driven by a lower discount rate and lower costs for our non-qualified benefit plans which were driven by market performance.

Income Tax Benefit (Expense)

The effective tax rate was 2.0% compared to 16.4% for the same period in 2020. The lower effective tax rate is primarily due to $2.2 million of increased tax benefits from Nebraska Gas TCJA-related bill credits to customers (which is offset by reduced revenue) and $1.9 million of increased flow-through tax benefits related to repairs and certain indirect costs.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.3 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2021 and 2022 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2020 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•The accuracy of our assumptions on which our earnings guidance is based;

•Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•Our ability to complete our capital program in a cost-effective and timely manner;

•Our ability to execute on our strategy;

•Our ability to successfully execute our financing plans;

•Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•Board of Directors’ approval of any future quarterly dividends;

•The impact of future governmental regulation; and

•Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended June 30, 2021	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$179.4	$184.4	$1.8	$6.9	$—	$—	$372.6
Intercompany revenue	5.6	1.6	23.5	7.5	88.2	(126.4)	—
Fuel, purchased power and cost of gas sold	75.2	63.1	2.6	—	—	(32.5)	108.5
Gross margin (non-GAAP)	109.7	122.9	22.7	14.4	88.2	(93.9)	264.1

Operations and maintenance	49.0	77.3	9.3	8.4	71.6	(77.1)	138.4
Depreciation, depletion and amortization	25.2	25.7	5.2	2.4	6.7	(6.6)	58.4
Adjusted operating income (loss)	35.6	20.0	8.3	3.6	9.9	(10.1)	67.3

Interest expense, net							(38.2)
Impairment of investment							—
Other income (expense), net							(0.2)
Income tax benefit (expense)							(0.6)
Net income (loss)							28.3
Net income attributable to noncontrolling interest							(3.1)
Net income (loss) available for common stock							25.2

	Consolidating Income Statement
Six Months Ended June 30, 2021	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Inter-Company Eliminations	Total
	(in millions)
Revenue	$400.0	$585.3	$6.5	$14.2	$—	$—	$1,006.0
Intercompany revenue	12.3	3.2	48.0	14.9	177.9	(256.4)	—
Fuel, purchased power and cost of gas sold	207.3	256.2	5.3	—	—	(67.2)	401.6
Gross margin (non-GAAP)	205.0	332.4	49.2	29.1	177.9	(189.3)	604.4

Operations and maintenance	97.5	159.5	16.7	17.6	147.7	(155.9)	283.1
Depreciation, depletion and amortization	50.1	50.9	10.0	4.6	13.2	(13.0)	115.7
Adjusted operating income (loss)	57.4	122.1	22.5	6.9	17.0	(20.3)	205.6

Interest expense, net							(75.8)
Impairment of investment							—
Other income (expense), net							0.1
Income tax benefit (expense)							(1.1)
Net income (loss)							128.8
Net income attributable to noncontrolling interest							(7.3)
Net income (loss) available for common stock							$121.5

	Consolidating Income Statement
Three Months Ended June 30, 2020	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$157.8	$160.3	$1.6	$7.2	$—	$—	$326.9
Intercompany revenue	5.4	0.8	24.5	8.3	84.6	(123.5)	—
Fuel, purchased power and cost of gas sold	59.1	44.6	2.1	—	—	(34.2)	71.6
Gross margin (non-GAAP)	104.1	116.5	24.0	15.4	84.5	(89.3)	255.3

Operations and maintenance	47.0	72.4	7.4	9.7	67.7	(72.5)	131.7
Depreciation, depletion and amortization	23.1	25.9	5.3	2.3	6.2	(6.1)	56.7
Adjusted operating income (loss)	34.0	18.2	11.4	3.4	10.7	(10.7)	66.9

Interest expense, net							(35.5)
Impairment of investment							—
Other income (expense), net							(1.9)
Income tax benefit (expense)							(4.8)
Net income (loss)							24.7
Net income attributable to noncontrolling interest							(3.7)
Net income (loss) available for common stock							$21.0

	Consolidating Income Statement
Six Months Ended June 30, 2020	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Inter-Company Eliminations	Total
	(in millions)
Revenue	$325.6	$520.3	$3.9	$14.2	$—	$—	$864.0
Intercompany revenue	11.8	1.6	48.2	16.4	172.1	(250.1)	—
Fuel, purchased power and cost of gas sold	123.5	200.0	4.4	—	—	(68.4)	259.5
Gross margin (non-GAAP)	213.8	321.9	47.7	30.6	172.1	(181.7)	604.5

Operations and maintenance	97.5	149.7	14.3	19.6	141.2	(151.1)	271.3
Depreciation, depletion and amortization	46.7	51.1	10.6	4.6	12.3	(12.2)	113.1
Adjusted operating income (loss)	69.6	121.1	22.8	6.5	18.6	(18.4)	220.1

Interest expense, net							(71.0)
Impairment of investment							(6.9)
Other income (expense), net							0.5
Income tax benefit (expense)							(20.8)
Net income (loss)							121.9
Net income attributable to noncontrolling interest							(7.8)
Net income (loss) available for common stock							$114.1

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969